Exhibit 10.3

April 28, 2020

Dear Jeff,
Blue Bird is pleased to confirm our offer of employment as outlined in this Letter Agreement.

Your Position

Upon Board approval, you will be appointed Chief Financial Officer, effective June 1, 2020. As we have discussed, your employment will begin on May 1, 2020. You will report to Phil Horlock, President and Chief Executive Officer.

Salary

Your annual salary will be $450,000, payable on the 10th and 25th of each month.

Bonus

You will be eligible to participate in the annual Blue Bird Management Incentive Bonus Plan (“MIP”) with a target of 75% of your base salary. Funding of the MIP is based on achievement of financial metrics approved by the Compensation Committee. The Compensation Committee has discretion to substantially increase the payout of the MIP bonus if the Company’s performance exceeds the target financial metrics. For the current fiscal year, you will be eligible to participate in the MIP on a pro rata basis based on your start date.

Equity Awards

You will be eligible to participate in Blue Bird’s annual Long-Term Incentive Equity Plan (“LTI”) with a target of 75% of your base salary. The Compensation Committee reviews Your LTI Awards will be a mix of stock options (25%) and restricted stock units (75%). The LTI Awards vest annually in equal tranches over three years and are subject to a performance vesting requirement established by the Board. The Compensation Committee will review recommendations for the FY2021 LTI Awards in December.

Sign-on LTI Award

On your start date you will receive a special LTI Award of 7,500 stock options and 7,500 RSUs (“Sign-on LTI Award’). The first tranche of the Sign-on LTI Award will vest on December 11, 2020, the date on which the first tranche of the Company’s fiscal year 2020 LTI Awards vest, and will not be subject to a performance vesting component. The remaining tranches of the Sign-on LTI Award will vest in accordance with the terms of the Company’s fiscal year 2020 LTI Awards. The exercise price of the stock options will be based on the grant date, which will be your start date.

Exhibit 10.3

Severance

If you are terminated without cause, you will be eligible to receive up to 12 months of base salary and continued group health insurance. This severance benefit is subject to the terms of our standard severance agreement, a copy of which has been provided to you.

Withholding

All pay, incentives and other compensation shall be subject to applicable withholdings for federal, state and local taxes and shall be payable in accordance with State and Federal law and the Company’s regular payroll policies.

Your Benefits

While employed by the Company, you may be entitled to participate in certain benefit plans. Benefits details and eligibility requirements are available in Human Resources. Employees are eligible for benefits after 90 days of continuous service as of their date of hire.

•	Medical benefits through Blue Cross/Blue Shield

•	Pharmacy benefits administered by CVS/Caremark

•	Optional Dental coverage is offered through Delta Dental

•	Optional vision coverage is offered by Blue Cross Blue Shield

•	Flexible Spending Accounts and Dependent Care options

•	Life insurance and AD&D are administered by MetLife

•	The Blue Bird 401(k) Plan is administered by MassMutual Financial

•	Annual auto allowance of $11,760.

To ensure that there is no coverage gap in your group medical insurance, Blue Bird will provide reimbursement for your COBRA coverage, net of your normal monthly contribution, until you become eligible for coverage under Blue Bird’s plans.

Expense Reimbursement

You shall be entitled to receive reimbursement for all appropriate traveling and other business expenses incurred by you in connection with your duties under this Agreement, in accordance with the policies of the Company in effect from time to time.

Relocation

Our offer includes temporary corporate housing arrangements for six months, move of household goods to your final home in Georgia, and a one-time payment of $50,000.00 to help with any other relocation related expenses. This will be administered through relocation assistance company, Lexicon. We will send you additional information separately. As discussed, our expectation is that you will move to the Macon area within one year of your start date.

Employment at Will

Notwithstanding anything in this Letter Agreement to the contrary, your employment by the Company will be at will and may be terminated at any time, subject to the Company’s generally applicable employment policies.

Amendment or Termination of Plans or Practices

The Company continues to reserve the right to modify, amend or terminate any of the employee benefit plans or practices described in these materials. In all cases, the plan rules are the exclusive source for determining rights and benefits under a benefit or compensation plan and those plans shall govern if there is conflict with these materials.

Exhibit 10.3

E-Verify

As a federal contractor, we are required to verify the eligibility of all new hires to the Department of Homeland Security utilizing the E-Verify website. As such, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days from your date of hire, or our employment relationship with you may be terminated. If you are unsure what documents are acceptable, please contact me prior to your start date for the current list.

Disclosure, Confidentiality, Non-Compete and Non-Solicitation

If you have not already done so, we ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in nay way utilize any such information.

We look forward to welcoming you at Blue Bird. To accept our offer, please email a signed copy of this letter to felix.lin@blue-bird.com.

Sincerely,
/s/ Felix Lin
Felix Lin
Vice President - HR and External Affairs
Blue Bird Corporation

/s/ Jeffery L. Taylor	April 29, 2020
Jeffrey L. Taylor	Date